Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of The Chaconia Income & Growth Fund, Inc. on Form N-1A of our report dated February 25, 2008, relating to the financial statements and financial highlights which appears in the December 31, 2007 Annual Report to the Board of Directors and Shareholders of The Chaconia Income and Growth Fund, Inc., which are also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 28, 2008